Exhibit 99.1

FOR IMMEDIATE RELEASE

October 22, 2020

For more information

Trisha Voltz Carlson, EVP, Investor Relations Manager

504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Whitney Appoints Suzette Kent to Its Holding Company Board

GULFPORT, Miss. (October 22, 2020) — Hancock Whitney Corporation (Nasdaq: HWC) today announced that it has appointed Suzette Kent as a new Hancock Whitney holding company and bank director effective October 22, 2020.

“Suzette’s background as an industry leader in large-scale business transformation, technology, and productivity management in complex and highly-regulated environments, including global and regional banking and financial services, makes her well-suited to join our board,” said Jerry L. Levens, Chairman of the Board. “We are pleased to have her join as a new director and her years of diverse experience and expertise will ensure that she will immediately become a valued member of the board.”

Ms. Kent is a global business transformation executive who most recently served as the Federal Chief Information Officer for the United States government. She was the first woman to serve in that role. Prior to that role, Ms. Kent served in leadership positions at JP Morgan, Ernst & Young (EY), Accenture and Carreker (FiServ). At JP Morgan, Ms. Kent was a managing director in the bank’s Treasury and Securities Solutions business and Client Solutions Executive in the Commercial Bank. As a partner at EY Ms. Kent built a thriving practice focused on payments, banking and treasury management innovation, and transformation programs serving a wide variety of banks and other financial institutions. She has worked across both public and private sectors, bringing her deep experience in business development, solution construction, technology, and risk management and operations to assist and advise clients around the world and across industries.

A Louisiana native and Louisiana State University graduate, Ms. Kent has received numerous awards throughout her career, and is a frequent and sought after speaker. Her career spanned assignments from the Gulf South region to national and global responsibility. Upon retiring as the Nation’s CIO, she settled in Frisco (Dallas), Texas.

Ms. Kent will stand for election at the company’s 2021 annual meeting of shareholders.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; certain insurance services; and mortgage services. The company also operates a loan production office in Nashville, Tennessee. BauerFinancial, Inc., the nation’s leading independent bank rating and analysis firm, consistently recommends Hancock Whitney as one of America’s most financially sound banks. More information is available at www.hancockwhitney.com. Source: Hancock Whitney Corporation

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